Exhibit 8(z)(2)

Amendment No. 6 to Participation Agreement (Davis)

AMENDMENT NO. 6 TO PARTICIPATION AGREEMENT

BETWEEN DAVIS VARIABLE ACCOUNT FUND, INC.,

DAVIS DISTRIBUTORS LLC AND

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

Amendment to the Participation Agreement (the “Agreement”), dated April 3, 2000, by and between Transamerica Advisors Life Insurance Company (the “Insurance Company”), on its own behalf and on behalf of each segregated asset account of the Insurance Company set forth on Schedule A hereto as may be revised from time to time (each such account hereinafter referred to as the “Account”), Davis Variable Account Fund, Inc. (the “Company”) and Davis Distributors, LLC. (“Davis Distributors”).

WHEREAS, the parties executed an amendment dated January 1, 2012 to add Confidential Information, complying with Massachusetts privacy laws that shall hereafter be referred to as Amendment Number 5 to the Participation Agreement.

WHEREAS, the parties desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.	A new section, numbered consecutively, is added to the Agreement as follows:

ARTICLE XIV. Summary Prospectus

Should the Fund and the Company desire to distribute the prospectuses of the funds within the Fund pursuant to Rule 498 of the Securities Act of 1933, as amended, (“Rule 498”), the roles and responsibilities of the Parties to the Agreement (the “Parties”), for complying with Rule 498 and other applicable laws, are set forth as follows:

14.1. For purposes of this Section, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

14.2. The Fund shall provide, or cause to provide, the Insurance Company with copies of the Summary Prospectuses in the same manner and at the same times as the Participation Agreement requires that the Fund provide the Insurance Company with Statutory Prospectuses. If the Fund makes any changes to the Summary Prospectus by way of a filing pursuant to Rule 497 under the Securities Act of 1933, unless the Parties agree otherwise, the Fund shall, instead of providing the Insurance Company with a revised Summary Prospectus, provide the Insurance Company with a supplement setting forth the changes in the Rule 497 filing.

14.3. The Fund and/or the Company/Davis Distributors shall be responsible for compliance with Rule 498(e).

14.4. The Fund and Company/Davis Distributors each represent and warrant that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Fund and its series. The Fund further represents and warrants that it has reasonable policies and procedures in place to ensure that such web site complies with Rule 498.

14.5. The Fund and Company/Davis Distributors each agree that the URL indicated on each Summary Prospectus will lead policyholders/contract owners directly to the web page used for hosting Summary Prospectuses (“Landing Page”) and that such Landing Page will host the current Fund and series’ documents required to be posted in compliance with Rule 498. The Fund shall immediately notify the Insurance Company of any interruptions in availability of this Landing Page that last more than 24 hours. Such Landing Page will contain the investment options available under the Agreement.

14.6. The Fund and Company/Davis Distributors represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(1) involving policyholder/contract owner requests for additional Fund documents made directly to the Fund. The Fund and Company/Davis Distributors further represent and warrant that any information obtained about policyholders/contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

14.7. The Insurance Company represents and warrants that it will respond to requests for additional fund documents made by policyholders/contract owners directly to the Insurance Company or one of its affiliates.

14.8. Insurance Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

14.9. If the Fund determines that it will end its use of the Summary Prospectus delivery option, the Fund and Company/Davis Distributors will provide the Insurance Company with at least 90 days advance notice of its intent.

14.10. The Parties agree that the Insurance Company is not required to distribute Summary Prospectuses to its policyholders/contract owners, but rather that the use of the Summary Prospectus will be at the discretion of the Insurance Company. The Insurance Company agrees that it will give Company/Davis Distributors and the Fund reasonable notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

14.11. The Parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Section as applicable.

2.	The existing 7th Whereas clause of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, the Insurance Company has registered under the 1933 Act, or will register under the 1933 Act, certain variable annuity or variable life insurance contracts identified on Schedule B to this Agreement, as revised or supplemented from time to time hereafter with notice to all parties hereto (the “Contracts”); and

3.	The parties agree to combine existing Schedule A, Schedule B and Schedule C into a single schedule hereby referenced as Schedule A, as supplemented from time to time by a party, with notice to all other parties. Schedule A, Schedule B and Schedule C of the Agreement are hereby deleted in their entirety and replaced with the attached Schedule A. All references to Schedule B and Schedule C in the Agreement are hereafter a reference to Schedule A

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: May 1, 2013

DAVIS VARIABLE ACCOUNT FUND, INC.		DAVIS DISTRIBUTORS, LLC

By:	/s/ Thomas Tays	By:	/s/ Thomas Tays
Name:	Thomas Tays	Name:	Thomas Tays
Title:	Vice President	Title:	Vice President
Date:	March 18, 2013	Date:	March 18, 2013

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

By:	/s/ John Mallett
Name:	John Mallett
Title: Date:	Vice President 3-19-13

SCHEDULE A

Revised May 1, 2013

ACCOUNTS

Merrill Lynch Life Variable Annuity Separate Account A

Merrill Lynch Variable Life Separate Account

CONTRACTS

Merrill Lynch Retirement Plus

Merrill Lynch Retirement Power

Merrill Lynch Retirement Optimizer

Merrill Lynch Legacy Power

Merrill Lynch Investor Choice Annuity

FUNDS

Davis Value Portfolio